SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2009
MOOG INC.
(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	1-5129 (Commission File Number)	16-0757636 (I.R.S. Employer Identification No.)

East Aurora, New York (Address of principal executive offices)	14052-0018 (Zip Code)
Registrant’s Telephone Number, Including Area Code: (716) 652-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
The disclosure set forth in Item 2.03 below is incorporated in this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Moog Inc. (the “Company”) entered into Amendment No. 4, dated as of June 26, 2009 (the “Amendment”) to its Second Amended and Restated Loan Agreement, dated as of October 25, 2006 by and among the Company and the lenders party thereto (the “Lenders”).
Pursuant to the Amendment, the covenant for the maximum leverage ratio, defined as the ratio of net debt to consolidated earnings before income taxes, depreciation and amortization (“EBITDA”) for the most recent four quarters, has been increased from 3.5 to 4.0.
The Amendment modifies the matrix used to determine the applicable interest margin and commitment fee rate, by increasing the margin by .5% at most levels. The applicable interest margin is based upon the Company’s ratio of total consolidated indebtedness to total consolidated EBITDA, known as the Leverage Ratio.
The Amendment has added a covenant for a maximum senior leverage ratio, defined as the ratio of net senior debt to consolidated EBITDA for the most recent four quarters of 2.75.
The Amendment modifies the definition of EBITDA to allow the exclusion of up to $17.0 million of restructuring charges to be incurred in calendar year 2009.
The above description does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment No. 4, to the Second Amended and Restated Loan Agreement, among Certain Lenders, HSBC Bank USA, National Association, as Administrative Agent and the Company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOOG INC.
Dated: June 26, 2009	By:	/s/ Jennifer Walter
	Name:	Jennifer Walter
Controller

EXHIBIT INDEX

Exhibit	Description
10.1	Amendment No. 4, to the Second Amended and Restated Loan Agreement, among Certain Lenders, HSBC Bank USA, National Association, as Administrative Agent and the Company.